Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Regains Full Nasdaq Compliance.

Threat of de-listing removed following stock rebound

RICHMOND, VA (February 27, 2003) – Commonwealth Biotechnologies, Inc. (CBI) (NASDAQ SmallCap Market: CBTE), a life sciences contract research organization and biotechnology company, has received notification that it has met the conditions of compliance under NASDAQ’s minimum bid price rule [(Marketplace Rule 4310(c)(8)(D)]. On September 13, 2002 the company was notified of potential de-listing if this rule was not complied with by March 12, 2003.

“This is extremely good news for the company and, we believe underscores investor confidence in CBI. More specifically, we believe that the increase in the trading price of the company’s common stock is directly attributable to renewed investor confidence on the heels of our recent announcement of much improved 2002 financials and a strong beginning to contract signings in 2003”, said Richard J. Freer, Ph.D., Chairman and COO of the Company.

About CBI

Founded in 1992, CBI is located at 601 Biotech Drive, Richmond, VA 23235 (1-800-735-9224). The company occupied its 32,000 square foot facility in December, 1998. CBI has provided comprehensive research and development services to more than 2,500 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.

#        #        #

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Specifically, there can be no assurance that the Company will not fall out of compliance again with the relevant NASDAQ listing rules nor is there any assurance the company will continue to sign and retain contracts at the same rate as experienced thus far in 2003. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.